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                                  EXHIBIT 99.1



                              FOR IMMEDIATE RELEASE



               FTM MEDIA, INC. ANNOUNCES CLOSING OF FIRST PHASE OF
                                PRIVATE FINANCING

PHOENIX, Ariz. - April 10, 2000 - FTM ("Feed the Monster") Media, Inc. (OTC BB:
FTMM), a leading provider of major-market radio stations' Web sites, custom content, Internet advertising, and e-commerce, announced today that it had achieved its initial milestone associated with its current round of equity financing by closing the first phase of its private placement. The Company has raised in excess of $6 million in a combination of cash and conversion of existing short term bridge notes as part of an ongoing private offering being made to high net worth "angels" and institutional investors. Each Unit being offered consists of one share of Common Stock, one Class A Warrant to purchase one share of Common Stock and one Class B Warrant to purchase one share of Common Stock.

"Completion of this phase of the financing is an important step for us," said Ron Conquest, FTM Media's Chief Executive Officer, "as the majority of these funds will be used toward Web site development costs and bridge debt repayment."

The securities sold in FTM Media's private placement have not been registered under the Securities Act of 1933 and may not be offered and sold in the United States absent registration or an applicable exemption from registration.


                              About FTM Media, Inc


Feed the Monster creates a powerful Internet presence for major-market radio stations. The company's work includes developing and managing cutting-edge Web sites; creating integrated advertising and e-commerce opportunities; and extending stations' branding from the airwaves onto the Web. The company is at the forefront of the



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FTMM ANNOUNCES CLOSING OF FIRST PHASE OF PRIVATE FINANCING
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convergence of radio, music and the Internet. Among FTM's client sites are
www.kroq.com in Los Angeles, www.live105.com and www.kcbs.com both in San Francisco, www.wbcn.com in Boston, www.B96.com in Chicago, and www.whfs.com in Washington DC. More information about FTM Media, which has corporate headquarters in Phoenix and creative/production offices in Burbank, Calif., can be found on its own Web site: www.feedthemonster.com.

FTM currently has a pending application with NASDAQ to move from the OTC Bulletin Board to a listing on the NASDAQ SmallCap Market.

This release contains forward-looking statements that involve risks and uncertainties including the company's ability to raise additional funds in this private financing. Among other important factors that could cause actual results to differ materially from those in the forward-looking statements are economic, competitive, governmental and technological factors affecting the company's operations, markets, products, services and prices, as well as other factors detailed in the company's regular filings with the Securities and Exchange Commission including its recent filings on Form 10-Q.

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